As filed with the Securities and Exchange Commission on November 3, 2014

Registration No. 333-198876

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHC Group Ltd.

(Exact name of Registrant as specified in its charter)

________________________________________

Cayman Islands	4522	98-0587405
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

________________________________________

CHC Group Ltd. 190 Elgin Avenue George Town Grand Cayman, KY1-9005 Cayman Islands (604) 276-7500	CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9070
(Address, including zip code, and telephone number, of registrants’ principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

________________________________________

Please send copies of all communications to:

Louis Lehot Michael Tenta Cooley LLP 3175 Hanover Street Palo Alto, California 94304-1130 (650) 843-5949 (650) 843-5636

William E. Curbow
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
(212) 455-3160

Christopher R. May
Simpson Thacher & Bartlett LLP
2 Houston Center – Suite 1475
909 Fannin Street
Houston, TX 77010
(713) 821-5666

Kevin A. Rinker Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 521-7569

Michael J. O’Neill
SVP, Chief Legal Officer

Russ Hill
VP, Deputy General Counsel, Corporate Secretary and Chief Compliance Officer

c/o Heli-One Canada, Inc.
4740 Agar Drive
Richmond, BC V7B 1A3, Canada
(604) 276-7500

________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-198876) of CHC Group Ltd. (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$12,880
Legal fees and expenses	$1,011,000
Accounting fees and expenses	$450,000
Printing and engraving expenses	$100,000
Subscription agent fees and expenses	$20,000
Miscellaneous fees and expenses	$267,120
Total	$1,861,000

Item 14. Indemnification of Directors and Officers.

A Cayman Islands exempted company is a company incorporated under the laws of the Cayman Islands whose business is conducted mainly outside the Cayman Islands. As a Cayman Islands exempted company, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of our directors and officers. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to the provision of indemnification against the consequences of committing a crime or against the indemnified person’s own fraud, dishonesty or willful default.

Our articles of association provide that each of our directors and officers shall be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, charges, damages or expenses incurred by him as a result of any act, dishonesty, willful default or failure to act in carrying out his functions other than such liability, if any, that he may incur by his own dishonesty, fraud or knowing or reckless breach of duty. No such director or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the dishonesty, willful default, fraud or knowing or reckless breach of duty of such director or officer as determined by a court of competent jurisdiction.

We have also entered into indemnification agreements with our directors and executive officers under which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. In connection with the Private Placement, we have entered into or will enter into additional indemnification agreements with the directors designated for nomination by CD&R.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us during the last three years:

•   Since November 2011, we issued and sold an aggregate of 1,000,000 ordinary shares to CHC Cayman at par value. The offer, sale and issuance of these securities was deemed to be exempt from registration under the Securities Act under

Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters were involved in the foregoing sale of securities.

•   On August 21, 2014, we entered into an investment agreement with CD&R which contemplates CD&R making an investment of up to $600.0 million in us by means of a purchase of preferred shares at a purchase price of $1,000 per share and on October 30, 2014, we issued and sold an aggregate of 116,000 preferred shares to CD&R for $1,000 per share. The offer, sale and issuance of these securities was deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act, or Regulation D, because the offer and sale of such securities do not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and CD&R represented to us in the investment agreement that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

•   On January 16, 2014, we issued 922,207 ordinary shares under our 2013 Incentive Plan to certain members of our management in exchange for their options to purchase shares of CHC Cayman. The vesting of these securities was subject to certain time and performance restrictions. The issuance of these securities was deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters were involved in the foregoing issuance of securities.

Item 16. Exhibits and Financial Statement Schedules.

(a)    Exhibits:

See Exhibit Index immediately following the signature pages.

(b)    Financial statement schedules:

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the audited consolidated financial statements or related notes.

Item 17. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

(5)    That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(6)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant issuer has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, Canada on November 3, 2014.

CHC Group Ltd.

By:	*
Name: William Amelio Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President, Chief Executive Officer and Director	November 3, 2014
William Amelio	(Principal Executive Officer)

*	Chief Financial Officer	November 3, 2014
Joan S. Hooper	(Principal Financial Officer)

*	Chief Accounting Officer	November 3, 2014
Rebecca Camden	(Principal Accounting Officer)

*	Director	November 3, 2014
Francis S. Kalman

*	Director	November 3, 2014
Jonathan Lewis

*	Director	November 3, 2014
John Mogford

*	Director	November 3, 2014
Jeff Quake

*	Director	November 3, 2014
Dod E. Wales

*	Director	November 3, 2014
John Krenicki, Jr.

*	Director	November 3, 2014
Nathan K. Sleeper
* By:	/s/ Michael J. O’Neill
Michael J. O’Neill
Attorney-in-fact

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, CHC Group Ltd. has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: November 3, 2014	By:	*
Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates

* By:	/s/ Michael J. O’Neill
Michael J. O’Neill
Attorney-in-fact

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Memorandum and Articles of Association	S-1/A	333-191268	3.1	1/6/2014
4.1	Indenture, dated as of May 13, 2013, among CHC Helicopter S.A., the Guarantors named therein, and The Bank of New York Mellon, as Trustee, governing the 9.375% Senior Notes due 2021.	8-K	333-179072	4.1	5/14/2013
4.2	Form of 9.375% Senior Notes due 2021 (included in Exhibit 4.1).	8-K	333-179072	4.1	5/14/2013
4.3	Indenture, dated as of October 4, 2010, among CHC Helicopter S.A., the Guarantors named therein, HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent, and The Bank of New York Mellon, as Trustee, governing the 9.250% Senior Secured Notes due 2020.	S-4	333-179072	4.1	1/18/2012
4.4	Form of 9.250% Senior Secured Notes due 2020 (included in Exhibit 4.3)	S-4	333-179072	4.1	1/18/2012
4.5	Collateral Agent and Administrative Agent Appointment Deed, dated October 4, 2010, among HSBC Bank plc, as Administrative Agent, The Bank of New York Mellon, as Notes Trustee, the Grantors identified therein, the Lenders identified therein, the Arrangers identified therein, and HSBC Corporate Trust Company (UK) Limited, as Collateral Agent.	S-4	333-179072	4.4	1/18/2012
4.6	First Supplemental Indenture, dated as of February 20, 2012, among CHC Global Operations Canada (2008) Inc., CHC Helicopter S.A., the Guarantors named therein, HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent, and The Bank of New York Mellon, as Trustee, governing the 9.250% Senior Secured Notes due 2020.	S-4/A	333-179072	4.5	3/28/2012
4.7	Intercreditor Agreement, dated as of October 4, 2010, among CHC Helicopter S.A., the other Grantors party thereto, HSBC Corporate Trustee Company (UK) Limited, as Initial Collateral Agent, HSBC Bank plc, as Administrative Agent, The Bank of New York Mellon, as Indenture Trustee, and each Additional Collateral Agent from time to time party thereto.	S-4/A	333-179072	4.6	5/9/2012
4.8	First Supplemental Indenture, dated as of January 31, 2014, among CHC Group Ltd., CHC Helicopter S.A., each other existing Guarantor referred to therein, and The Bank of New York Mellon, as trustee, governing the 9.375% senior unsecured notes due 2021.	8-K	001-36261	4.2	2/5/2014
4.9	Second Supplemental Indenture, dated as of January 31, 2014, among CHC Group Ltd., CHC Helicopter S.A., each other existing Guarantor referred to therein, HSBC Corporate Trustee Company (UK) Limited, as collateral agent, and The Bank of New York Mellon, as trustee, governing the 9.250% Senior Secured Notes due 2020.	8-K	001-36261	4.1	2/5/2014

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
4.10	Form of Shareholders’ Agreement.	S-1/A	333-191268	10.26	12/19/2013
4.11	Form of Registration Rights Agreement.	S-1/A	333-191268	10.27	12/19/2013
4.12	Shareholders’ Agreement, dated as of October 30, 2014, by and among CHC Group Ltd., CD&R CHC Holdings, L.P, Clayton, Dubilier & Rice Fund IX, L.P, and the other parties thereto	8-K	001-36261	10.1	10/30/2014
4.13	Registration Rights Agreement, dated as of October 30, 2014, by and between CHC Group Ltd., and CD&R CHC Holdings, L.P.	8-K	001-36261	10.2	10/30/2014
4.14	Pre-Closing Voting Agreement, dated as of August 21, 2014, by and between 6922767 Holding (Cayman) Inc. and Clayton, Dubilier & Rice Fund IX, L.P.	8-K	001-36261	10.4	8/27/2014
4.15	Amended and Restated Registration Rights Agreement, dated August 21, 2014, by and among CHC Group Ltd., 6922767 Holding (Cayman) Inc. and the other parties thereto	8-K	001-36261	10.5	8/27/2014
4.16	Amendment No. 1 to Shareholders’ Agreement, dated August 21, 2014, by and among CHC Group Ltd., 6922767 Holding (Cayman) Inc. and the other parties thereto	8-K	001-36261	10.6	8/27/2014
4.17	Description of Preferred Shares	8-K	001-36261	3.1	8/27/2014
5.1	Opinion of Walkers	S-1/A	333-198876	5.1	10/31/2014
8.1	Opinion of Cooley LLP regarding certain U.S. tax matters	S-1/A	333-198876	8.1	10/16/2014
10.1	Credit Agreement, dated as of January 23, 2014, among CHC Group Ltd., 6922767 Holdings S.À R.L.,CHC Helicopter Holdings S.À R.L., CHC Helicopter S.A., the Lenders party thereto, HSBC Bank Plc, HSBC Corporate Trustee Company (UK) Limited, HSBC Bank Canada, J.P. Morgan Securities LLC, Barclays Bank Plc, RBC Capital Markets and UBS Securities LLC.	8-K	001-36261	10.1	1/29/2014
10.2	Guarantee, dated and effective as of October 4, 2010, by each of the signatories thereto and each of the other entities that becomes a party thereto, in favor of HSBC Bank plc, as Administrative Agent, for the benefit of the Secured Parties.	S-4	333-179072	10.2	1/18/2012
10.3†	Contract for the Supply of Sixteen EC225 Helicopters and Ten Optional EC255 Helicopters with Related Services, dated as of March 1, 2007, between Eurocopter S.A.S. and Heli-One, a division of CHC Helicopters International Inc.	S-4/A	333-179072	10.3	4/19/2012
10.4†	Sale Purchase Agreement for the Supply of Twenty Firm EC225 Helicopters and Four Optional EC255 Helicopters with Related Services, dated as of September 13, 2011, between Eurocopter S.A.S. and CHC Leasing (Ireland) Limited	S-4/A	333-179072	10.4	4/19/2012
10.5†	Framework Agreement, dated as of October 31, 2007, between Augusta S.p.A. and CHC Helicopters International Inc.	S-1/A	333-179072	10.5	4/19/2012

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
10.6†	S-92 New Helicopter Sales Agreement, dated as of September 9, 2013, between Sikorsky International Operations, Inc. and CHC Helicopters (Barbados) Limited	S-1/A	333-191268	10.6	12/19/2013
10.7*	Form of Amended and Restated 2011 Management Equity Plan of 6922767 Holding (Cayman) Inc.	S-4	333-191268	10.7	12/19/2013
10.8*	Form of 2011 Restricted Share Unit Grant Agreement of 6922767 Holding (Cayman) Inc.	S-4	333-179072	10.8	1/18/2012
10.9*	Form of 2011 Subscription Agreement of 6922767 Holding (Cayman) Inc.	S-4	333-179072	10.9	1/18/2012
10.10*	Form of Restricted Share Unit Grant Agreement between 6922767 Holding (Cayman) Inc. and Jonathan James Muschamp Lewis	S-1/A	333-191268	10.13	12/19/2013
10.11*	Form of Employment Agreement between CHC Group Ltd. and William J. Amelio	S-1/A	333-191268	10.19	12/19/2013
10.12*	Form of Employment Agreement between CHC Group Ltd. and other named executive officers	S-1/A	333-191268	10.2	12/19/2013
10.13*	2013 Omnibus Incentive Plan of CHC Group Ltd.	S-8	333-193518	4.2	1/23/2014
10.14*	Form of Restricted Share Agreement of CHC Group Ltd. (Time Vesting)	S-1/A	333-191268	10.22	12/19/2013
10.15*	Form of Restricted Share Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.23	1/13/2014
10.16*	Form of Nonqualified Stock Option Agreement of CHC Group Ltd. (Time Vesting)	S-1/A	333-191268	10.24	12/19/2013
10.17*	Form of Nonqualified Stock Option Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.25	12/19/2013
10.18*	2013 Employee Share Purchase Plan	S-8	333-193518	4.7	1/23/2014
10.19*	Form of Restricted Share Unit Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.30	1/6/2014
10.20*	Form of Nonqualified Stock Option Agreement of CHC Group Ltd.	S-1/A	333-191268	10.31	1/10/2014
10.21*	Form of Restricted Share Unit Agreement of CHC Group Ltd.	S-1/A	333-191268	10.32	1/10/2014
10.22*	Form of Indemnification Agreement	S-1	333-198876	10.22	9/22/2014
10.23	Investment Agreement, dated as of August 21, 2014, by and between CHC Group Ltd., Clayton, Dubilier & Rice Fund IX, L.P. and Clayton, Dubilier and Rice, LLC	8-K	001-36261	10.1	8/27/2014
10.24*	Form of CHC Group Ltd. 2013 Omnibus Incentive Plan, Restricted Share Unit Agreement (Non-Employee Director Grant)	S-1	333-198876	10.24	9/22/2014
12.1	Computation of Ratio of Earnings to Fixed Charges	S-1	333-198876	12.1	9/22/2014
21.1	Schedule of Subsidiaries of Registrant	S-1	333-198876	21.1	9/22/2014
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm					X
23.2	Consent of Walkers (included as part of its opinion filed as Exhibit 5.1 hereto)	S-1/A	333-198876	23.2	10/31/2014
23.3	Consent of Cooley LLP (included as part of its opinion filed as Exhibit 8.1 hereto)	S-1/A	333-198876	23.3	10/16/2014

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
23.4	Consent of Ascend, a Flightglobal Advisory Service, part of Reed Business Information Ltd.	S-1	333-198876	23.4	9/22/2014
23.5	Consent of HeliValue$, Inc.	S-1	333-198876	23.5	9/22/2014
24.1	Power of Attorney	S-1	333-198876	24.1	9/22/2014
24.2	Power of Attorney of Nathan K. Sleeper dated October 31, 2014	S-1/A	333-198876	24.2	10/31/2014
24.3	Power of Attorney of John Krenicki, Jr. dated October 31, 2014	S-1/A	333-198876	24.3	10/31/2014
99.1	Form of Subscription Rights Certificate	S-1/A	333-198876	99.1	10/16/2014
99.2	Form of Nominee Holder Certification	S-1/A	333-198876	99.2	10/16/2014
99.3	Form of Instructions for Rights Certificate	S-1/A	333-198876	99.3	10/16/2014
99.4	Form of Letter to Clients	S-1/A	333-198876	99.4	10/16/2014
99.5	Form of Letter to Shareholders	S-1/A	333-198876	99.5	10/16/2014
99.6	Form of Letter to Brokers	S-1/A	333-198876	99.6	10/16/2014
99.7	Form of Notice of Guaranteed Delivery	S-1/A	333-198876	99.7	10/16/2014
99.8	Form of Beneficial Election Form	S-1/A	333-198876	99.8	10/16/2014
99.9	Form of Notice of Tax Information	S-1/A	333-198876	99.9	10/16/2014

*      Constitutes management contract or compensatory contract.

†      Confidential treatment has been granted for portions of this exhibit. Omitted portions have been filed separately with the SEC.